ESTATE OF JUAN MANUEL MEDINA

A Foreign Private Issuer

Table of Contents

Company Overview (Page 8)

Management Team (Page 8)

Securities Offered (Page 9)

Use of Proceeds (Page 9,10)

Securities Details (Page 10)

United States Statutes At Large In support of Government Records entitled to "Full Faith and Credit" (Page 11,12,13)

Class of Securities is a Debt Obligation of the United States (Page 13)

Separabillity of Provisions (Page 13)

Held Harmless and Indemnification (Page 14)

United States Statutes At Large; Little and Brown's Edition of Laws in support of Public Laws which are in support of Class of Securities, Registration of Securities, and additional attachments related to said class of securities (Page 14,15)

Risk and Factors (Page 16,17)

Declaration (Page 18)

Exhibits

1. **United States of America Department of State Certificate No. 24059050-1** (Exhibit A)
   a. Please review the following verbiage regarding said certificate: "I certify that the document hereunto annexed is under the Seal of the **State(s) of Florida**, and that such **Seal(s) is/are entitled to Full Faith and Credit. *"**
      i. State of Florida Department of State Notarial Authority Certificate **No. 10536749**
         a. State of Florida Department of State: **JUAN MANUEL MEDINA (BC-109-1982-083699)**

2. **Standard Form 28- Affidavit of Individual Surety** (Exhibit B)
   i. Standard Form 1416- Payment Bond for other than Construction Contracts
   ii. Standard Form 1418- Performance Bond for other than Construction Contracts

3. **Department of the Treasury- Internal Revenue Service form and W8 BEN**, which was recorded during a regular course of business and returned to the Private Treasury Officer for record keeping purposes. (Exhibit C)